                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       National Service Industries, Inc.
- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

               Kenyon W. Murphy, Secretary and Assistant Counsel
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

     (4)  Proposed maximum aggregate value of transaction:

          (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                    (Logo)

                      NATIONAL SERVICE INDUSTRIES, INC.
                                  NSI CENTER
                         1420 PEACHTREE STREET, N.E.
                            ATLANTA, GEORGIA 30309

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD JANUARY 4, 1995

     The annual meeting of stockholders of NATIONAL SERVICE INDUSTRIES, INC. (the "Corporation") will be held on Wednesday, January 4, 1995, at 10:00 a.m. in the Walter C. Hill Auditorium at the High Museum of Art, 1280 Peachtree Street, N.E., Atlanta, Georgia, for the following purposes:

          (1) to elect directors;

          (2) to approve the National Service Industries, Inc. Management Compensation and Incentive Plan;

          (3) to ratify the appointment of Arthur Andersen & Co. as independent auditors for the Corporation for the fiscal year ending August 31, 1995; and

          (4) to transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on November 7, 1994 as the record date for the determination of the stockholders who will be entitled to notice of and to vote at this meeting or any adjournments thereof.

     A list of the stockholders entitled to vote at the meeting may be examined at the Corporation's executive offices, 1420 Peachtree Street, N.E., Atlanta, Georgia, during the ten-day period preceding the meeting.

November 11, 1994

                                          By order of the Board of Directors,

                                          KENYON W. MURPHY
                                          Secretary and Assistant Counsel

                      IMPORTANT -- YOUR PROXY IS ENCLOSED

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IN THE ACCOMPANYING ENVELOPE.

                       NATIONAL SERVICE INDUSTRIES, INC.
                                   NSI CENTER
                          1420 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30309

                                PROXY STATEMENT

     The following information is furnished in connection with the solicitation of proxies by the Board of Directors of the Corporation for the annual meeting to be held on January 4, 1995. A copy of the annual report of the Corporation for the fiscal year ended August 31, 1994 and a proxy for use at the meeting are enclosed with this proxy statement. This proxy statement and the enclosed proxy are initially being mailed to stockholders on or about November 11, 1994.

                              GENERAL INFORMATION

PROXY

     Stockholders are requested to execute and return the enclosed proxy in the accompanying envelope. At any time before the proxy is voted, it may be revoked by written notice to the Secretary of the Corporation. Proxies which are returned properly executed, and not revoked, will be voted in accordance with stockholders' directions specified thereon. Where no direction is specified, proxies will be voted for the election of the nominees listed below as directors, for approval of the Management Compensation and Incentive Plan, and for ratification of the appointment of Arthur Andersen & Co. as independent auditors for the Corporation.

STOCK OUTSTANDING AND VOTING RIGHTS

     As of November 7, 1994, the record date for the annual meeting, there were 49,242,987 shares of common stock outstanding and entitled to vote. The holders of common stock, the only class of voting stock of the Corporation outstanding, are entitled to one vote per share for the election of directors and on the other matters presented.

VOTING PROCEDURE

     Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote but as unvoted for purposes of determining the approval of any matter submitted to the stockholders. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present but not entitled to vote with respect to that matter.

SOLICITATION

     The cost of soliciting proxies is paid by the Corporation. Officers and regular employees of the Corporation, at no additional compensation, may assist in the solicitation of proxies. Solicitation will be by mail and perhaps by telephone and personal contact.

                      ITEM NO. 1 -- ELECTION OF DIRECTORS

     At the annual meeting fourteen (14) directors will be elected to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. To be elected, a nominee must receive a plurality of the votes cast at the meeting. The persons named as proxies in the accompanying proxy, or their substitutes, will vote for the election of the nominees listed hereafter, except to the extent authority to vote for any or all of the nominees is withheld. No nominee for election as a director is proposed to be elected pursuant to any arrangement or understanding between the nominee and any other person or persons. It is believed that all such nominees are available for election. If any of the nominees are unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.

INFORMATION CONCERNING NOMINEES

     All of the nominees listed below are now directors of the Corporation and have served continuously since their first election. All of the directors were elected by the stockholders except Don W. Hubble, the President and Chief Operating Officer of the Corporation. He was elected by the Board of Directors on September 21, 1994, when the Board increased the number of directors from thirteen to fourteen.

     The following is a brief summary of each nominee's business experience, other directorships held, and membership on the standing committees of the Board of Directors of the Corporation.

- -----------------------  D. RAYMOND RIDDLE                             Director since 1993
- -----------------------
- -----------------------  Mr. Riddle, 61 years old, is Chairman of the Board and Chief
- -----------------------  Executive Officer of the Corporation. He served as President and
- -----------------------  Chief Executive Officer from January 1993 until September 1994, when
- -----------------------  he became Chairman. He served from 1985 until 1993 as an Executive
- -----------------------  Vice President of Wachovia Corporation and from 1987 until 1993 as
- -----------------------  President and Chief Executive Officer and as a director of Wachovia
                         Corporation of Georgia and its lead bank, Wachovia Bank of Georgia,
                         N.A. He served as President and Chief Operating Officer of the Bank from 1976 until 1987. He is a director of Atlanta Gas Light Co.,
                         Atlantic American Corporation, Equifax Inc., and Vista Resources,
                         Inc. Mr. Riddle is Chairman of the Executive Committee and a member of the Strategic Planning and Finance Committee of the Board.

- -----------------------  JOHN L. CLENDENIN                                Director since 1984
- -----------------------
- -----------------------  Mr. Clendenin, 60 years old, has served as President and Chief
- -----------------------  Executive Officer of BellSouth Corporation since 1983 and also as
- -----------------------  Chairman of the Board since 1984. He is a director of Coca-Cola
- -----------------------  Enterprises Inc., Equifax Inc., The Kroger Company, Providian Corp.,
- -----------------------  RJR Nabisco, Inc., Springs Industries, Inc., and Wachovia
- -----------------------  Corporation. Mr. Clendenin is Chairman of the Strategic Planning and
                         Finance Committee and a member of the Executive and the Executive
                         Resource and Nominating Committees of the Board.

- -----------------------  JESSE HILL, JR.                                     Director since 1977
- -----------------------
- -----------------------  Mr. Hill, 68 years old, has served as Chairman of the Board of
- -----------------------  Atlanta Life Insurance Company since June 1992. He served as its
- -----------------------  President from 1973 until June 1992 and as its Chief Executive
- -----------------------  Officer from 1973 until June 1993. He is a director of Delta Air
- -----------------------  Lines, Inc. and Knight-Ridder, Inc. Mr. Hill is a member of the
- -----------------------  Executive and the Executive Resource and Nominating Committees of
                         the Board.

- -----------------------  ROBERT M. HOLDER, JR.                              Director since 1974
- -----------------------
- -----------------------  Mr. Holder, 64 years old, has served since 1960 as Chairman of the
- -----------------------  Board of Holder Corporation, a real estate development and
- -----------------------  construction firm he founded. He also served as its Chief Executive
- -----------------------  Officer from 1960 until April 1994. He is a director of Wachovia
- -----------------------  Corporation. Mr. Holder is Chairman of the Audit Committee and a
- -----------------------  member of the Executive and the Executive Resource and Nominating
                         Committees of the Board.

- -----------------------  DON W. HUBBLE                                         Director since 1994
- -----------------------
- -----------------------  Mr. Hubble, 55 years old, is President and Chief Operating Officer
- -----------------------  of the Corporation. He served as a Group Vice President of the
- -----------------------  Corporation from 1980 until 1988, when he was elected Executive Vice
- -----------------------  President. He was designated Chief Operating Officer in September
- -----------------------  1993 and was elected President effective September 1994.
- -----------------------

- -----------------------  F. ROSS JOHNSON                                       Director since 1988
- -----------------------
- -----------------------  Mr. Johnson, 62 years old, has served as Chairman and Chief
- -----------------------  Executive Officer of RJM Group, Inc., a private management/advisory
- -----------------------  group, since February 1989. He has served as Chairman of Bionaire,
- -----------------------  Inc., an international manufacturer of environmental air products,
- -----------------------  since December 1991 and also served as Chief Executive Officer from
- -----------------------  December 1991 until October 1992. He has served as Chairman of
                         Peterson Properties, a real estate management company, since
                         February 1993. Mr. Johnson served as President and Chief Executive
                         Officer of RJR Nabisco, Inc. from 1987 until 1989. He is a director of American Express Company, Archer-Daniels-Midland Co., Noma
                         Industries Ltd., and Power Corporation of Canada. Mr. Johnson is a
                         member of the Strategic Planning and Finance and the Executive
                         Resource and Nominating Committees of the Board.

- -----------------------  JAMES C. KENNEDY                                    Director since 1993
- -----------------------
- -----------------------  Mr. Kennedy, 46 years old, has served since January 1988 as Chairman
- -----------------------  and Chief Executive Officer of Cox Enterprises, Inc., a company
- -----------------------  engaged in publishing, broadcasting, and automobile auction
- -----------------------  businesses. He has been employed by Cox Enterprises since 1972 and
- -----------------------  has served as an officer of the company since 1986. Mr. Kennedy is a
- -----------------------  member of the Audit and the Strategic Planning and Finance
                         Committees of the Board.

- -----------------------  DONALD R. KEOUGH                                   Director since 1988
- -----------------------
- -----------------------  Mr. Keough, 68 years old, has served as Chairman of the Board of
- -----------------------  Allen & Company Incorporated, an investment banking firm, since
- -----------------------  April 1993. He served as President, Chief Operating Officer and a
- -----------------------  director of The Coca-Cola Company from 1981 until 1993, when he was
- -----------------------  appointed Advisor to the Board. In addition, he served as Chairman
- -----------------------  of the Board of Coca-Cola Enterprises Inc. from 1986 until 1993. He is a director of H. J. Heinz Company, The Home Depot, Inc.,
                         McDonald's Corporation, and The Washington Post Company. Mr. Keough
                         is a member of the Audit and the Strategic Planning and Finance
                         Committees of the Board.

- -----------------------  BRYAN D. LANGTON, C.B.E.                          Director since 1993
- -----------------------
- -----------------------  Mr. Langton, 57 years old, has since February 1990 served as
- -----------------------  Chairman, Chief Executive Officer, and President of Holiday Inns,
- -----------------------  Inc., a subsidiary of Bass PLC, and headed Holiday Inn Worldwide, a
- -----------------------  group of affiliated companies. He has held various executive
- -----------------------  positions with affiliates of Bass PLC since 1971 and has been in
- -----------------------  charge of its hotel and restaurant interests since 1988. Mr. Langton is a director of Bass PLC. He is a member of the Audit and the
                         Executive Resource and Nominating Committees of the Board.

- -----------------------  DAVID LEVY                                               Director since 1984
- -----------------------
- -----------------------  Mr. Levy, 57 years old, is Executive Vice President, Administration
- -----------------------  and Counsel of the Corporation. He served the Corporation as Senior
- -----------------------  Vice President, Secretary and Counsel from 1982 through September
- -----------------------  1992. He has served as an officer of the Corporation since 1973.
- -----------------------
- -----------------------

- -----------------------  BERNARD MARCUS                                      Director since 1990
- -----------------------
- -----------------------  Mr. Marcus, 65 years old, is one of the co-founders of The Home
- -----------------------  Depot, Inc. and has served as its Chairman of the Board and Chief
- -----------------------  Executive Officer since 1978. Mr. Marcus was Chairman of the Board
- -----------------------  and President of Handy Dan Home Improvement Centers, Inc. from 1972
- -----------------------  to 1978. He is a member of the Audit and the Strategic Planning and
- -----------------------  Finance Committees of the Board.

- -----------------------  JOHN G. MEDLIN, JR.                                    Director since 1988
- -----------------------
- -----------------------  Mr. Medlin, 60 years old, is Chairman of the Board of Wachovia
- -----------------------  Corporation. He joined Wachovia Bank and Trust Company in 1959 and
- -----------------------  has served as an officer of the Bank and affiliated companies since
- -----------------------  1962. He is a director of BellSouth Corporation, Burlington
- -----------------------  Industries, Inc., Media General, Inc., RJR Nabisco, Inc., and USAir
- -----------------------  Group, Inc. Mr. Medlin is Chairman of the Executive Resource and
                         Nominating Committee and a member of the Executive and the Strategic
                         Planning and Finance Committees of the Board.

- -----------------------  BETTY L. SIEGEL                                         Director since 1988
- -----------------------
- -----------------------  Dr. Siegel, 63 years old, has served as President of Kennesaw State
- -----------------------  College since 1981. She previously served as Dean of the School of
- -----------------------  Education and Psychology and Professor of Psychology at Western
- -----------------------  Carolina University from 1976 to 1981 and served as Dean of Academic
- -----------------------  Affairs for Continuing Education at the University of Florida from
- -----------------------  1972 to 1976. She is a director of Atlanta Gas Light Co. and Equifax
                         Inc. Dr. Siegel is a member of the Audit and the Strategic Planning and Finance Committees of the Board.

- -----------------------  ERWIN ZABAN                                            Director since 1962
- -----------------------
- -----------------------  Mr. Zaban, 73 years old, serves as a consultant to the Corporation.
- -----------------------  He served as Chairman of the Board of the Corporation from 1975
- -----------------------  through August 1994, except for ten months in 1992 when he served as
- -----------------------  a consultant. Mr. Zaban also served as President and Chief Executive
- -----------------------  Officer of the Corporation from October 1992 until January 1993. He
- -----------------------  previously served as Chief Executive Officer from 1972 until 1987 and President from 1966 until 1979. Mr. Zaban is a member of the
                         Executive and the Strategic Planning and Finance Committees of the
                         Board.

CERTAIN TRANSACTIONS

     The Corporation has transactions in the ordinary course of business with unaffiliated corporations and institutions of which certain non-employee directors of the Corporation are officers or directors, including Atlanta Life Insurance Company, BellSouth Corporation, Cox Enterprises, Inc., Holder Corporation, Holiday Inns, Inc., The Home Depot, Inc., Kennesaw State College and Wachovia Corporation. The Corporation considers the amounts involved in such transactions to be immaterial in relationship to its business and believes that such amounts are not material in relationship to the business of such corporations or institutions or to such directors. Management believes that the terms of these transactions are no less favorable than those available from non-affiliated sources.

     Affiliates of INVESCO Capital Management, Inc., an investment management firm which is the owner of 10.47% of the Corporation's stock, provide record-keeping and administrative services for the defined contribution plans sponsored by the Corporation and manage certain investment alternatives available under those plans. In each case, selection was made on a competitive basis using cost and performance criteria. The aggregate amount of fees for all such services is dependent upon the level of enrollment in those plans and the participants' investment directions. Aggregate fees were approximately $240,000 for fiscal 1994, the initial year in which such services were provided.

BENEFICIAL OWNERSHIP OF THE CORPORATION'S SECURITIES

     The following table sets forth information concerning beneficial ownership of the Corporation's common stock, as of September 1, 1994 unless otherwise indicated, by each of the directors and nominees for director, by each of the executive officers named in the Summary Compensation Table on page ten, by all directors and executive officers of the Corporation as a group, and by the owner of more than five percent of the Corporation's stock.

                                                       SHARES OF COMMON STOCK BENEFICIALLY OWNED(1)
                                             -----------------------------------------------------------------
                                             SOLE VOTING AND
                                               INVESTMENT                              AGGREGATE     AGGREGATE
                   NAME                           POWER               OTHER              TOTAL       PERCENTAGE
- -------------------------------------------  ---------------          ------           ---------     ---------
D. Raymond Riddle..........................        28,951                                 28,951         .06%
John L. Clendenin..........................         2,300                                  2,300         *
Jesse Hill, Jr.............................         2,648                                  2,648         *
J. Robert Hipps............................        18,213                                 18,213         .04
Robert M. Holder, Jr.......................         8,199                                  8,199         .02
Don W. Hubble..............................        23,114                                 23,114         .05
F. Ross Johnson............................        17,000                                 17,000         .03
James C. Kennedy...........................         2,000                                  2,000         *
Donald R. Keough...........................         2,642                                  2,642         *
Bryan D. Langton...........................         2,000                                  2,000         *
David Levy.................................        53,966                108(3)           54,074         .11
Bernard Marcus.............................         4,000                                  4,000         *
John G. Medlin, Jr.........................         3,000                                  3,000         *
Betty L. Siegel............................         2,575                                  2,575         *
Erwin Zaban................................     1,249,770(2)          16,014(4)        1,265,784        2.55
Directors and executive officers as a
  group....................................     1,420,378(2)          16,122(3)(4)     1,436,500        2.89
INVESCO Capital Management, Inc............
  1315 Peachtree Street, N.E.
  Atlanta, Georgia 30309                                                               5,203,304(5)    10.47

- ---------------
* Indicates an aggregate percentage of less than 0.01%.
(1) Includes shares that may be acquired within 60 days after September 1, 1994, upon exercise of employee and director stock options. Options included for the individuals shown are as follows: Mr. Riddle, 18,750 shares; Mr. Hipps, 17,694 shares; Mr. Hubble, 20,618 shares; Mr. Levy, 25,774 shares; Mr. Zaban, 0 shares; Mr. Kennedy, 1,000 shares; Mr. Langton, 1,000 shares; other directors shown, 2,000 shares each; and all directors and executive officers as a group, 100,836 shares.
(2) Includes 145,304 shares held by The Zaban Foundation, Inc. Mr. Zaban disclaims beneficial ownership in said shares.
(3) Shares held by Mr. Levy's wife and by his children.
(4) Shares held by Mr. Zaban's wife.
(5) Shares with respect to which INVESCO Capital Management, Inc., an investment management firm, had shared power to vote or direct the vote and shared power to invest or direct investment as of September 30, 1994, as reported to the Corporation.

COMPLIANCE WITH STOCK OWNERSHIP REPORTING REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and officers to file reports of ownership and changes in ownership with the Securities and Exchange Commission, the New
York Stock Exchange, and the Corporation. Based on a review of the copies of such forms received by the Corporation during or with respect to the fiscal year ended August 31, 1994, or written representations from certain reporting persons that no Form 5 reports were required for those persons, the Corporation believes that all required Section 16(a) filings were made on a timely basis.

COMPENSATION OF DIRECTORS

     During the fiscal year ended August 31, 1994, directors who were not employees of the Corporation received an annual fee of $30,000, payable quarterly. The chairman of each committee of the Board received an additional annual fee of $3,000. Under the Directors' Deferred Compensation Plan of the Corporation, directors may defer payment of all or any part of their fees.

     Under the National Service Industries, Inc. 1992 Non-employee Directors Stock Option Plan, each non-employee director received on September 15, 1993 a grant of a non-qualified option for the purchase of 1,000 shares of common stock at an exercise price of $25.25 per share, the fair market value on the grant date. Each option grant is exercisable after one year and remains exercisable for a period of ten years from the grant date.

     Directors may participate in the Corporation's Matching Gift Program. Under this program, the Corporation will match charitable contributions up to a total of $2,500 per individual per year.

     For information on compensation of directors who also served as executive officers, see "Executive Compensation" below.

OTHER INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

     The Board of Directors has delegated certain functions to the following standing committees:

          The Executive Committee is authorized to perform all of the powers of the full Board, except the power to amend the By-laws and to fill vacancies among its membership and except as restricted by the Delaware General Corporation Law. The Committee is comprised of D. Raymond Riddle, Chairman, John L. Clendenin, Jesse Hill, Jr., Robert M. Holder, Jr., John G. Medlin, Jr., and Erwin Zaban. It held three meetings during the fiscal year.

          The Audit Committee's responsibilities include: reviewing the scope and results of audits performed by the independent and internal auditors; reviewing recommendations by the independent and internal auditors relating to internal controls; reviewing non-audit services provided by the independent auditors; and recommending to the Board the independent auditing firm to be retained by the Corporation. The Committee is comprised of Robert M. Holder, Jr., Chairman, James C. Kennedy, Donald R. Keough, Bryan D. Langton, Bernard Marcus, and Betty L. Siegel. It held three meetings during the fiscal year.

          The Executive Resource and Nominating Committee is responsible for certain matters relating to the compensation of the officers of the Corporation, as set forth in the Committee's report below, and for recommending to the full Board a slate of directors for consideration by the shareholders at the annual meeting and candidates to fill any vacancies on the Board. The Committee is comprised of John G. Medlin, Jr., Chairman, John L. Clendenin, Jesse Hill, Jr., Robert M. Holder, Jr., F. Ross Johnson, and Bryan D. Langton. It held two meetings during the fiscal year.

          The Strategic Planning and Finance Committee is responsible for reviewing, and advising Management with respect to, the Corporation's long-term business goals and strategies, financial planning, financial structure, financial condition, and requirements for funds. The Committee is comprised of John L. Clendenin, Chairman, F. Ross Johnson, James C. Kennedy, Donald R. Keough, Bernard Marcus, John G. Medlin, Jr., D. Raymond Riddle, Betty L. Siegel, and Erwin Zaban. It held two meetings during the fiscal year.

     During the fiscal year ended August 31, 1994, the Board of Directors met five times. All of the directors attended at least 75% of the total meetings held by the Board and their respective committees during the fiscal year except Mr. Kennedy, who attended 71% of meetings held during the portion of the year in which he served as a director.

     The Executive Resource and Nominating Committee will consider nominee recommendations from stockholders made in writing and addressed to the attention of Chairman of the Executive Resource and Nominating Committee, c/o Kenyon W. Murphy, Secretary and Assistant Counsel, National Service Industries, Inc., P.O. Box 7158, Midtown Station, Atlanta, Georgia 30357-0158.

                             EXECUTIVE COMPENSATION

REPORT OF THE EXECUTIVE RESOURCE AND NOMINATING COMMITTEE

     The Executive Resource and Nominating Committee of the Board of Directors is composed entirely of non-employee directors. The Committee is responsible for approving the salary and bonus payable to the Chairman of the Board and Chief Executive Officer, subject to ratification by the full Board, and for setting the salary and bonus payable to each of the other executive officers of the Corporation. The Committee has authority to grant awards under the Corporation's Long-Term Incentive Program and it reviews and makes recommendations to the Board with respect to any proposed awards under any other compensation plan, benefit plan or perquisite in which executive officers participate.

     Set forth below is a discussion of the compensation policies applicable to the Corporation's executive officers, the executive officers' compensation program for the last fiscal year, and the Chief Executive Officer's compensation for the last fiscal year.

  Compensation Policies for Executive Officers

     The Corporation's compensation program is designed to attract, retain, motivate, and reward qualified executives, with a direct linkage between the level of an individual's compensation and the performance of the individual and the Corporation. The principal compensation components are base salary, bonus, and long-term awards, currently consisting of stock options. The compensation program was revised in 1993, effective for fiscal 1994, to more clearly and quantifiably relate reward opportunities with performance and to insure that executive officers are compensated competitively.

     The Committee reviews the compensation of each executive officer utilizing competitive compensation information prepared by an independent compensation consultant and a performance review and recommendation by the Chief Executive Officer for each other executive officer. Bonus and long-term awards are generally granted on an annual basis. Salary adjustments are made periodically as merited or on promotion to a position of increased responsibilities.

     The competitive compensation information utilized by the Committee is for positions of comparable responsibilities with publicly traded, comparably sized diversified companies, which are representative of the companies with whom the Corporation competes for executive talent. The Committee has been advised by its independent compensation consultant that, overall, the Corporation's current compensation program for executive officers is approximately at the median competitive level.

     To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Corporation and to the executives of various payments and benefits. Based on compensation arrangements currently in place, the Committee does not reasonably anticipate that any executive officer's fiscal 1995 compensation will be subject to the $1 million deductibility limitation of
Section 162(m) of the Internal Revenue Code. However, the Committee believes that approval by stockholders of the Management Compensation and Incentive Plan (the "Incentive Plan"), as described on page thirteen hereof, is advisable in order to preserve deductibility of incentive bonuses paid to executive officers in the future. The Incentive Plan was based on the 1994 bonus incentive plan described below, with appropriate modifications and limitations to comply with
Section 162(m).

  Executive Officers' 1994 Compensation

     Each executive officer's salary for fiscal 1994 was based on competitive compensation data, at approximately the median level, adjusted to reflect the officer's past performance and expected future contribution, taking into account the executive's experience and abilities, and the Corporation's performance in the prior year.

     Bonuses under the incentive bonus plan for fiscal 1994 were intended to provide competitive total cash compensation at approximately the median level, subject to achievement of the Corporation's and the individual's target performance objectives as described below. A bonus fund, stated as a percentage of gross salary, was determined for each executive officer based on the net earnings objective for the Corporation established by the Board of Directors at the beginning of the fiscal year. The bonus fund increased or decreased in relationship to net earnings, with no bonus fund for net earnings below a threshold level. For fiscal 1994, the threshold level required a specified increase in net earnings from fiscal 1993.

     The amount actually paid from each bonus fund under the incentive bonus plan for fiscal 1994 was based on the level of achievement of three performance criteria: the Corporation's net earnings, the Corporation's return on equity, and the individual's personal performance. Those criteria were weighted 50%, 25%, and 25%, respectively, for the Chief Executive Officer, and were weighted 60%, 30%, and 10%, respectively, for other executive officers. The corporate performance objectives were established by the Board of Directors. The personal performance objectives of the executive officers (other than the Chief Executive Officer) were established by the Chief Executive Officer, subject to the Committee's review, and the personal performance objectives for the Chief Executive Officer were established by the Committee and approved by the Board.

     The compensation of executive officers is further linked with the Corporation's performance and to the increase in shareholder value through stock options granted under the Corporation's Long-Term Incentive Program. Options provide compensation opportunities directly related to, and contingent upon, the long-term performance of the Corporation and to the increase in market value of its shares. Option awards to executive officers in fiscal 1994 were based on competitive long-term grants at approximately the median level.

     The salary paid to Mr. Zaban in fiscal 1994 was based largely on his salary level in prior years and was within the median range of competitive salaries. He did not participate in the annual incentive bonus plan and did not receive stock options. The bonus paid to him was recommended by the Committee and approved by the Board based on his contributions to the Corporation's performance in 1994 and his leadership and facilitation of executive transition and succession. No specific formula or weighting was utilized in assessing these factors.

  Chief Executive Officer's 1994 Compensation

     Mr. Riddle's salary for fiscal 1994 was maintained at the same level as the preceding year, when he joined the Corporation. Mr. Riddle participated in the 1994 incentive bonus plan described above and received stock options in accordance with the Long-Term Incentive Program discussed above. Competitive compensation data (of the type described above) indicated that Mr. Riddle's total cash compensation for fiscal 1994 was slightly below the median level.

     The bonus fund for Mr. Riddle for fiscal 1994 reflected the Corporation's achievement of earnings slightly exceeding its target objective. The bonus paid to him was based on the Corporation's achievement of net earnings and return on equity objectives and Mr. Riddle's accomplishment of his personal performance objectives.

                                          EXECUTIVE RESOURCE AND
                                          NOMINATING COMMITTEE

                                          John G. Medlin, Jr., Chairman
                                          John L. Clendenin
                                          Jesse Hill, Jr.
                                          Robert M. Holder, Jr.
                                          F. Ross Johnson
                                          Bryan D. Langton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The directors serving on the Executive Resource and Nominating Committee of the Board of Directors during the fiscal year ended August 31, 1994 were John G. Medlin, Jr. (Chairman), John L. Clendenin, Jesse Hill, Jr. (after January 5,
1994), Robert M. Holder, Jr. (after January 5, 1994), F. Ross Johnson, Bryan D. Langton, and, until January 5, 1994, Bernard Marcus. None of these individuals are or have ever been officers or employees of the Corporation. During the 1994 fiscal year, no executive officer of the Corporation served as a director of any corporation which any of these individuals served as an executive officer, and there were no other compensation committee interlocks with the companies with which these individuals or the Corporation's other directors are affiliated.

PERFORMANCE GRAPH

     The following graph compares, for the five years ended August 31, 1994, the yearly percentage change in cumulative total shareholders' return on the Corporation's common stock with (a) the S&P 500 Stock Index and (b) the S&P Specialized Services Index (the industry group within the S&P 500 in which the Corporation is included). The graph assumes an initial investment of $100 at the closing price on August 31, 1989 and assumes all dividends were reinvested.

      Measurement Period                                         S&P Special-
    (Fiscal Year Covered)             NSI           S&P 500      ized Services
1989                                    100             100             100
1990                                  93.99           95.01           81.22
1991                                  95.21          120.57           89.26
1992                                  97.43          130.14           82.59
1993                                 107.85          149.96           79.60
1994                                 118.44          158.17           80.22

SUMMARY COMPENSATION TABLE

     The following table presents the cash compensation paid by the Corporation for the past three fiscal years, as well as compensation accrued for those years, to the Corporation's Chief Executive Officer and the four other executive officers as of August 31, 1994 (the five officers referred to herein as the "named executive officers"), in all positions in which they served during those years.

                                                                                   LONG TERM COMPENSATION
                                                                             -----------------------------------
                                                 ANNUAL COMPENSATION                  AWARDS             PAYOUTS
                                           -------------------------------   -------------------------   -------
                                                                   OTHER
                                                                  ANNUAL     RESTRICTED    SECURITIES              ALL OTHER
                                                                  COMPEN-      STOCK       UNDERLYING     LTIP      COMPEN-
                                  FISCAL    SALARY     BONUS      SATION      AWARD(S)    OPTIONS/SARS   PAYOUTS    SATION
  NAME AND PRINCIPAL POSITION      YEAR      ($)        ($)      ($)(1)(2)      ($)          (#)(3)        ($)     ($)(1)(4)
- --------------------------------  ------   --------   --------   ---------   ----------   ------------   -------   ---------
D. Raymond Riddle(5)............  1994      500,000    280,000      5,200         0          55,000          0       20,728
  President and Chief Executive   1993      333,333    100,000      3,600         0          20,000          0       15,772
  Officer                         1992           --         --         --        --              --         --           --
Erwin Zaban(6)..................  1994      491,165    200,000      5,200         0               0          0            0
  Chairman of the Board           1993      409,304    100,000      5,200         0               0          0       58,333
                                  1992      150,000          0         --         0               0          0           --
David Levy......................  1994      306,667    142,017      5,200         0          15,000          0       10,808
  Executive Vice President,       1993      296,279     83,400      5,200         0          15,000          0       18,582
  Administration and Counsel      1992      265,800     83,400         --         0           7,110          0           --
Don W. Hubble(7)................  1994      258,300    119,619      5,200         0          15,000          0        8,603
  Executive Vice President and    1993      230,392     75,000      5,200         0          12,000          0       12,823
  Chief Operating Officer         1992      198,400     55,100         --         0           5,200          0           --
J. Robert Hipps.................  1994      242,333    112,224      5,200         0          15,000          0        5,979
  Senior Vice President, Finance  1993      233,292     75,000      5,200         0          12,000          0        3,709
                                  1992      192,500     75,000         --         0           5,840          0           --

- ---------------

(1) In accordance with disclosure requirements, amounts earned for the fiscal year ended August 31, 1992 have been omitted.
(2) Each amount shown includes an automobile allowance of $400 per month.
(3) No stock appreciation rights were granted during this period.
(4) The amounts shown for 1994 include the following: a matching contribution of $500 each on 401(k) deferrals for Messrs. Riddle, Levy, Hubble and Hipps; a matching contribution on other deferred compensation in the amount of $5,000 for Messrs. Levy, Hubble, and Hipps and $2,500 for Mr. Riddle; and accrued above-market earnings on other deferred compensation for Messrs. Levy, Hubble and Hipps in the amount of $5,308, $3,103 and $479, respectively. Of the amount shown for Mr. Riddle in 1994, $17,728 represents premiums paid on insurance policies in which Mr. Riddle has an interest.
(5) Mr. Riddle was elected Chairman of the Board effective September 1, 1994. He served as President and Chief Executive Officer for eight months in fiscal 1993 at an annual salary of $500,000.
(6) Mr. Zaban served as Chairman of the Board from October 11, 1992, through August 31, 1994, the end of the fiscal year.
(7) Mr. Hubble was elected President effective September 1, 1994.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning stock options which were granted to the named executive officers during the fiscal year ended August 31, 1994, as disclosed in the Summary Compensation Table above. The Corporation did not award any stock appreciation rights or reprice any stock options during the year.

                                                          PERCENT OF
                                             NUMBER OF       TOTAL
                                             SECURITIES    OPTIONS/
                                             UNDERLYING      SARS
                                              OPTIONS/    GRANTED TO    EXERCISE                   GRANT
                                                SARS       EMPLOYEES    OR BASE                     DATE
                                              GRANTED      IN FISCAL     PRICE     EXPIRATION     PRESENT
                   NAME                        (#)(1)        YEAR        ($/SH)       DATE      VALUE ($)(2)
- -------------------------------------------  ----------   -----------   --------   ----------   ------------
D. Raymond Riddle..........................    55,000         26.9%       25.25      9/15/03       282,590
Erwin Zaban................................         0           --        --          --            --
David Levy.................................    15,000          7.3%       25.25      9/15/03        77,070
Don W. Hubble..............................    15,000          7.3%       25.25      9/15/03        77,070
J. Robert Hipps............................    15,000          7.3%       25.25      9/15/03        77,070

- ---------------

(1) Options have a ten-year term, subject to earlier termination in certain events related to termination of employment, and vest in four equal annual installments beginning on the first anniversary of the grant date. The Executive Resource and Nominating Committee has discretion, subject to limitations in the Long-Term Incentive Program, to modify the terms of outstanding options and to reprice the options.
(2) The amounts shown were calculated using a Black-Scholes option pricing model. The estimated values assume a risk-free rate of return of 5.39%, a dividend yield of 3.971%, an option term of ten years, and stock price volatility measured over the 250 trading days immediately preceding the date of grant (producing a standard deviation of .1993). The option value was not discounted to reflect the vesting period of the options or to reflect any exercise or lapse of the options prior to the end of the ten year option period. The actual value, if any, that an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table contains information concerning the aggregate value of unexercised stock options held by the named executive officers as of August 31, 1994. No stock appreciation rights are held by any named executive officer and no stock options were exercised by any named executive officer during the 1994 fiscal year.


                                                      NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-
                                                     UNDERLYING UNEXERCISED       THE-MONEY OPTIONS/SARS AT
                                                   OPTIONS/SARS AT FY-END (#)           FY-END ($)(1)
                                                   ---------------------------   ---------------------------
                      NAME                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -------------------------------------------------  -----------   -------------   -----------   -------------
D. Raymond Riddle................................        5,000       70,000             --         89,375
Erwin Zaban......................................            0            0             --             --
David Levy.......................................       16,767       31,311         54,939         85,824
Don W. Hubble....................................       12,740       27,728         41,205         71,460
J. Robert Hipps..................................        9,688       28,176         28,680         69,161

- ---------------

(1) The amounts shown for in-the-money options represent the aggregate excess of market value of shares under option as of August 31, 1994 over the exercise price of the options.

OTHER AGREEMENTS

     The Corporation and Mr. Zaban entered into a three year consulting agreement, effective upon his retirement in December 1991, which was suspended in October 1992 upon his re-election as Chairman of the Board and which resumed when he retired from that position on August 31, 1994. For consulting services under that agreement, Mr. Zaban will be paid $350,000 per year.

     The Corporation has entered into Severance Protection Agreements (the "Agreements") with each of the named executive officers other than Mr. Zaban (the "Executives"). The Board intends for the

Agreements to provide the Executives some measure of security against the possibility of employment loss that may result following a change in control in order that they may devote their energies to meeting the business objectives and needs of the Corporation and its stockholders.

     The Agreements (all of which are substantially similar) are effective for a term of two years, which is automatically extended for one year at the end of each year unless terminated by either party. However, the term of the Agreements will not expire during a "Threatened Change in Control Period" (as defined in the Agreements) or prior to the expiration of 24 months following a "Change in Control" (as described below). If an Executive's employment is terminated within 24 months following a Change in Control or in certain other instances in connection with a Change in Control (1) by the Corporation other than for "Cause" or "Disability" or (2) by the Executive for "Good Reason" (as each term is defined in the Agreements) or during the 60-day period commencing on the first anniversary of the occurrence of a Change in Control, the Executive will be entitled to receive (a) a pro rata bonus for the year of termination, (b) a lump sum cash payment equal to two times the sum of his base salary and bonus (in each case at least equal to his base salary and bonus prior to a Change in Control), subject to certain adjustments, (c) continuation of life insurance, disability, medical, dental, and hospitalization benefits for a period of up to 24 months, and (d) a lump sum cash payment reflecting certain retirement benefits he would have been entitled to receive had he remained employed by the Corporation for an additional two years and a reduced requirement for early retirement benefits. Additionally, all restrictions on any outstanding incentive awards will lapse and become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and the Corporation will be required to purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon exercise of options.

     The Agreements provide that the Corporation shall make an additional "gross-up payment" to each Executive to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), on any payment made to the Executive arising out of or in connection with his employment. In addition, the Corporation will pay all legal fees and related expenses incurred by the Executive arising out of his employment or termination of employment if, in general, the circumstances for which he has retained legal counsel occurred on or after a Change in Control.

     Assuming a Change in Control had occurred on October 1, 1994 and their employment had terminated on that date, the approximate cash payments that would have been made under the Agreements (not including the gross-up payments) would have been $2,120,490, $1,876,404, $1,457,854, and $1,016,289 for Messrs. Riddle,
Levy, Hubble and Hipps, respectively. The amount of the gross-up payment, if any, to be paid may be substantial and will depend upon numerous factors, including the price per share of common stock of the Corporation and the extent, if any, that payments or benefits made to the executive officers constitute "excess parachute payments" within the meaning of Section 280G of the Code.

     A "Change in Control" includes (1) the acquisition (other than from the Corporation) by any "person" (as that term is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) other than a trustee of an employee benefit plan maintained by the Corporation or certain related entities of beneficial ownership of 20% or more of the combined voting power of the Corporation's then outstanding voting securities, (2) a change in more than one-third of the members of the Board who were either members as of September 21, 1989 or were nominated or elected by a vote of two-thirds of those members or members so approved, or (3) approval by stockholders of the Corporation of (i) a merger or consolidation involving the Corporation if the stockholders of the Corporation immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than seventy percent (70%) of the combined voting power of the then outstanding voting securities of the Corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Corporation outstanding immediately before such merger or consolidation or (ii) a complete liquidation or dissolution of the Corporation or an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation.

     Letter agreements issued to the Executives in conjunction with the Agreements provide that in the event of a Change in Control, each Executive shall receive an annual cash bonus for that fiscal year at least equal to the annual cash bonus paid to him in the prior fiscal year if he remains in the employ of the Corporation for the full fiscal year. Each letter agreement had an initial term of 48 months and is subject to an automatic one-year extension after each year unless terminated by the Corporation, but in no event will the term expire following a Change in Control until the Corporation's obligations as set forth therein have been satisfied.

PENSION AND SUPPLEMENTAL RETIREMENT BENEFITS

     During fiscal 1994, the Corporation's qualified defined benefit retirement plan ("Pension Plan") was amended from a contributory plan to a noncontributory plan with reduced benefits, a 401(k) plan was adopted, and the Corporation's non-qualified supplemental retirement plan for executives ("SERP") was amended to reflect those changes. The combined benefit under the Pension Plan, SERP and 401(k) plan at normal retirement age is, with certain assumptions, unchanged from the benefit previously provided under the Pension Plan and SERP. The benefit under the Pension Plan and SERP, as amended, is 45% of average base salary and bonus (using the highest three consecutive years of remuneration out of the ten years preceding the individual's retirement), less 50% of the individual's primary social security benefit, and less the actuarial equivalent of the participant's account in the 401(k) plan for corporate employees, assuming an annual contribution of 4% of the individual's annual compensation over $15,000 (subject to applicable limitations on eligible compensation), any applicable matching contribution, and earnings on those amounts at 8% per annum.

     The following table shows the estimated aggregate annual benefits payable to a covered participant at normal retirement age under the Pension Plan and SERP, without any reduction for the actuarial equivalent of 401(k) plan benefits which would be made under the SERP (approximately $9,700 for Mr. Riddle, $14,000 for Mr. Levy, $16,300 for Mr. Hubble, and $19,100 for Mr. Hipps):

                                                            YEARS OF SERVICE
                                      ------------------------------------------------------------
            REMUNERATION                 15           20           25           30           35
- ------------------------------------  --------     --------     --------     --------     --------
$ 200,000...........................  $ 62,300     $ 83,100     $ 83,100     $ 83,100     $ 83,100
   300,000..........................    96,100      128,100      128,100      128,100      128,100
   400,000..........................   129,800      173,100      173,100      173,100      173,100
   500,000..........................   163,600      218,100      218,100      218,100      218,100
   600,000..........................   197,300      263,100      263,100      263,100      263,100
   700,000..........................   231,100      308,100      308,100      308,100      308,100
   800,000..........................   264,800      353,100      353,100      353,100      353,100
   900,000..........................   298,600      398,100      398,100      398,100      398,100
 1,000,000..........................   332,300      443,100      443,100      443,100      443,100

     The remuneration specified above consists of salary and bonus as reported in the Summary Compensation Table. Benefits shown above are based on payment of a single life annuity with 10 years certain. Equivalent payment options are offered.

     The salary and bonus currently covered by the Pension Plan and the SERP for each of the named executive officers substantially correspond to the amounts disclosed in the Summary Compensation Table, except that Mr. Zaban's retirement benefits are based on total salary and bonus of $611,667, calculated as of December 30, 1991, when he initially retired from the Corporation. At that time Mr. Zaban had accrued in excess of 20 years of credited service under the retirement plans, and he has not subsequently accrued additional credited service. The years of credited service for each of the other named executive officers as of August 31, 1994 were as follows: Mr. Riddle, 1 year; Mr. Levy, 19 years; Mr. Hubble, 14 years; and Mr. Hipps, 4 years.

             ITEM NO. 2 -- APPROVAL OF THE MANAGEMENT COMPENSATION
                               AND INCENTIVE PLAN

     Subject to approval by the Corporation's stockholders, the Board of Directors on September 21, 1994 adopted the National Service Industries, Inc. Management Compensation and Incentive Plan (the "Incentive Plan") effective as of September 1, 1994. Stockholder approval of the Incentive Plan is sought in order to qualify the Incentive Plan under Section 162(m) of the Internal Revenue Code and to thereby allow the Corporation to deduct for federal income tax purposes all compensation paid under the Incentive Plan to Named Executive Officers (generally, the executive officers who would be listed for a fiscal year in the summary compensation table appearing on page ten hereof).

     This summary of certain features of the Incentive Plan is qualified in its entirety by reference to the full text of the Incentive Plan, which is set forth in Exhibit A.

GENERAL

     The purpose of the Incentive Plan is to further the growth and financial success of the Corporation by offering performance incentives to designated executives who have significant responsibility for such success. The Incentive Plan will be administered by the Executive Resource and Nominating Committee or other committee designated by the Board (the "Committee"), subject to the Committee's right to delegate to the Chief Executive Officer and others responsibility for administration of the Incentive Plan as it relates to participants other than Named Executive Officers. Persons eligible to participate in the Incentive Plan are the executive officers and other executives of the Corporation, its divisions, or its affiliates who are in management positions designated as eligible for participation by the Committee or its designee.

     The Incentive Plan may be amended, suspended or terminated by the Committee at any time, subject to ratification by the Board and to the consent of each participant whose rights with respect to an approved award would be adversely affected. Unless terminated, the Incentive Plan will remain in effect until awards thereunder are paid for the Corporation's fiscal year ending in 1999.

AWARDS UNDER THE INCENTIVE PLAN

     Prior to, or as soon as practical after, the commencement of each fiscal year, the Committee will establish plan rules for that year with respect to the following matters: (a) employees who are eligible to participate; (b) performance targets and the measurement criteria for determining the level of achievement of the performance targets; (c) the percentage of a participant's base salary which may be paid as an incentive award at specified levels of achievement of the performance targets; and (d) the times and conditions subject to which any incentive award may become payable. Performance criteria for Named Executive Officers will include one or more of the following: net income, earnings per share, return on equity, return on assets (or net assets), pre-tax profit, market value of the Corporation's stock, and total shareholder return. The Committee may establish other performance criteria for participants who are not Named Executive Officers. The maximum incentive award payable to a participant in any year will be that amount which, when added to the participant's base salary for the year, totals an aggregate of $1.5 million. Plan rules established each year by the Committee will be submitted to the Board of Directors for ratification.

     After the end of each fiscal year, the Committee will certify the extent to which the performance criteria have been achieved for that year. In measuring performance, the Committee may adjust the Corporation's financial results to exclude the effect of unusual charges or income items which distort year-to-year comparisons of results. With respect to Named Executive Officers the Committee shall exclude such items with the effect of increasing achievement of performance criteria if such items constitute "extraordinary items" under generally accepted accounting principles. The Committee will also make adjustments to eliminate the effect of unanticipated changes in the tax laws and regulations.

     Incentive awards shall be approved by the Committee, subject to ratification by the Board, based on the plan rules then in effect and the achievement of performance criteria as certified by the Committee. Any award may be decreased, at the Committee's discretion, based on such factors as the Committee may determine, including the failure of the Corporation or a division to meet additional performance goals or the failure of the participant to meet personal performance goals. The Committee may in its discretion grant awards to deserving participants, except those who are Named Executive Officers, notwithstanding levels of achievement of performance criteria.

     Awards will generally be made in lump sum cash payments, unless the Committee specifies otherwise at the beginning of the year. Payment will be made as soon as practicable after determination of awards, subject to deferral as provided by other plans of the Corporation.

     A partial incentive award may be authorized by the Committee for a participant who is terminated without cause or who retires, dies, or becomes permanently and totally disabled. Otherwise, no award will be paid to a participant who is not an active employee of the Corporation, a division, or an affiliate at the end of the fiscal year to which the award relates.

CHANGES IN CONTROL

     Upon the occurrence of a Change in Control (generally defined as set forth on page 12 hereof under the heading "Other Agreements"), unless a participant otherwise elects in writing, the participant's incentive award for that year will be deemed to have been fully earned for the year, with performance at the target level and with no reductions for other factors. If the participant does not make such an election, then within thirty days after the effective date of the Change in Control, the participant will be paid in cash a pro rata portion of the award based on the number of days within the fiscal year that elapsed as of the effective date of the Change in Control.

FEDERAL TAX CONSEQUENCES

     An award under the Incentive Plan will constitute taxable ordinary income to the participant. Generally, the Corporation will be entitled to a corresponding deduction.

     Section 162(m) of the Internal Revenue Code limits to $1 million the amount of compensation that may be deducted in any tax year with respect to a Named Executive Officer, with an exception for certain performance-based compensation. The Incentive Plan is designed, and is to be administered, to qualify payments to Named Executive Officers for that performance-based exception.

1995 AWARDS

     For fiscal 1995, each of the named executive officers currently serving as employees and certain other executives have been granted an opportunity to receive a cash incentive award under the Incentive Plan (subject to approval of the Plan by stockholders). The awards to named executive officers will be based on the Corporation's increase in net earnings for 1995 compared to 1994. Each such award may be decreased if the Corporation does not achieve a certain return on equity level or if the named executive officer does not achieve his personal performance goals.

     The future benefits to be received by participants in the Incentive Plan are not currently determinable because they are dependent upon performance criteria and results which are not now known. However, the Corporation's 1994 bonus incentive plan functioned in a manner consistent with the Incentive Plan. Accordingly, if the Incentive Plan had been in effect for fiscal 1994, and the participants, performance criteria and other terms were the same as under the 1994 plan, the bonus amounts paid under the Incentive Plan to Messrs. Riddle, Levy, Hubble and Hipps would have been the same as the amounts reported in the summary compensation table on page ten hereof, the total amount of bonuses paid to current executive officers as a group would have been $653,860, and the total amount of bonuses paid to all participating employees as a group would have been $1,680,972.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE MANAGEMENT COMPENSATION AND INCENTIVE PLAN. Approval requires the affirmative vote of a majority of the shares represented at the meeting which are entitled to vote. In the event the Incentive Plan is not approved by the Corporation's stockholders, the Board will take such action with respect to incentive awards as it considers to be in the best interests of the Corporation, consistent with the compensation policies set forth in the Report of the Executive Resource and Nominating Committee on page seven.

               ITEM NO. 3 -- APPOINTMENT OF INDEPENDENT AUDITORS

     At the annual meeting, a proposal will be presented to ratify the appointment of Arthur Andersen & Co. as independent auditors to examine the books of account and other corporate records of the Corporation for the fiscal year ending August 31, 1995. Arthur Andersen & Co. has performed this function for the Corporation since 1964. Representatives of Arthur Andersen & Co. are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire, and are expected to be available to respond to questions of stockholders. The total amount of fees charged by Arthur Andersen & Co. for their services during the fiscal year ended August 31, 1994, was $674,647, substantially all of which was for services provided in connection with annual audits, retirement plan audits, and tax assistance.

                          ITEM NO. 4 -- OTHER MATTERS

     The Board of Directors knows of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

            ANNUAL MEETING IN JANUARY 1996 -- STOCKHOLDER PROPOSALS

     If a stockholder wishes to have a proposal considered for inclusion in the Corporation's proxy solicitation materials in connection with the annual meeting of stockholders to be held in January 1996, the proposal must comply with the Securities and Exchange Commission's proxy rules, be stated in writing, and be submitted on or before July 14, 1995, to the Corporation at its principal executive offices at P.O. Box 7158, Midtown Station, Atlanta, Georgia 30357-0158, Attention: Kenyon W. Murphy, Secretary and Assistant Counsel. All such proposals should be sent by certified mail, return receipt requested.

     Excluding stockholder proposals filed in accordance with the proxy rules, a stockholder is required to comply with the Corporation's By-laws with respect to any proposal to be presented for action at an annual meeting of stockholders. The Corporation's By-laws require each proposal to be (i) written, (ii) delivered to, or mailed and received at, the principal executive office of the Corporation not less than 60 days nor more than 90 days prior to the date of the annual meeting, and (iii) accompanied by (A) a brief description of the proposal and the reasons therefor, (B) the name and address of the stockholder making the proposal and any other stockholders known by such stockholder to support such proposal, (C) the class and number of shares of the Corporation's capital stock beneficially owned by all such stockholders, and (D) any financial interest of such stockholder in the proposal. If notice or public disclosure of the date of the annual meeting occurs less than 70 days prior to the date of the annual meeting, stockholders must deliver to the Corporation, or mail and have received at the Corporation, the proposal and the required attendant information not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the annual meeting was mailed or
(ii) the day on which such public disclosure was made. Nothing in the By-laws requires the Corporation to include in its proxy statement and proxy for any annual meeting of stockholders any stockholder proposal which the Corporation is permitted to exclude pursuant to the rules of the Securities and Exchange Commission at the time such proposal is received.

     If a stockholder wishes to nominate a candidate for election as director at the annual meeting of stockholders to be held in January 1996, the stockholder must comply with the Corporation's By-laws with respect to director nominations. Written notice of the stockholder's intent to make such nomination must be given to the Secretary of the Corporation, at the principal executive offices of the Corporation, not later than October 6, 1995. The written notice shall set forth
(A) the name and address of the stockholder and each person whom the stockholder proposes to nominate as a director; (B) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (C) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (D) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission as then in effect; and (E) the consent of each nominee to serve as a director of the Corporation if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     The preceding two paragraphs are intended to summarize the applicable By-laws of the Corporation. These summaries are qualified in their entirety by reference to those By-laws.

     THE ANNUAL REPORT OF THE CORPORATION WHICH ACCOMPANIES THIS PROXY STATEMENT CONTAINS MUCH OF THE INFORMATION CONTAINED IN THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE FORM 10-K REPORT WILL BE FURNISHED TO STOCKHOLDERS UPON REQUEST WITHOUT CHARGE. REQUESTS FOR FORM 10-K REPORTS SHOULD BE SENT TO KENYON W. MURPHY, SECRETARY AND ASSISTANT COUNSEL, NATIONAL SERVICE INDUSTRIES, INC., P.O. BOX 7158, MIDTOWN STATION, ATLANTA, GEORGIA 30357-0158.

                                          By order of the Board of Directors,

                                          KENYON W. MURPHY
                                          Secretary and Assistant Counsel

                                                                       EXHIBIT A

                       NATIONAL SERVICE INDUSTRIES, INC.
                   MANAGEMENT COMPENSATION AND INCENTIVE PLAN

                       EFFECTIVE AS OF SEPTEMBER 1, 1994

1. ESTABLISHMENT AND EFFECTIVE DATE OF PLAN

     National Service Industries, Inc. (the "Corporation") hereby adopts the National Service Industries, Inc. Management Compensation and Incentive Plan (the "Plan") for its executive officers and certain other executives of the Corporation, its Divisions and affiliates who are in management positions designated as eligible for participation by the Executive Resource and Nominating Committee (the "Committee") of the Board of Directors of the Corporation or its designee. The Plan shall be effective on September 1, 1994 and shall remain in effect, subject to the rights of amendment and termination in Section 13, until the Incentive Awards are paid for the Corporation's fiscal year ending in 1999. Payments under the Plan shall only be made to Named Executive Officers after the Plan is approved by the stockholders of the Corporation.

2. PURPOSE OF THE PLAN

     The purpose of the Plan is to further the growth and financial success of the Corporation by offering performance incentives to designated executives who have significant responsibility for such success.

3. DEFINITIONS

     (a) "Base Annual Salary" means the actual salary paid to a Participant during the applicable Plan Year, increased by the amount of any pre-tax deferrals or other pre-tax payments made by the Participant to the Corporation's deferred compensation or welfare plans (whether qualified or non-qualified).

     (b) "Board of Directors" means the Board of Directors of the Corporation.

     (c) "Change in Control" means any of the following events:

          (i) The acquisition (other than from the Corporation) by any "Person" [as the term person is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")] of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding voting securities; or

          (ii) The individuals who, as of September 1, 1994, are members of the Board of Directors (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the Board of Directors; provided, however, that if the election, or nomination for election by the Corporation's stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; or

          (iii) Approval by stockholders of the Corporation of (1) a merger or consolidation involving the Corporation if the stockholders of the Corporation, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than seventy percent (70%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Corporation outstanding immediately before such merger or consolidation or (2) a complete liquidation or dissolution of the Corporation or an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation.

          Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to subsection (i) above, solely because twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Corporation or any of its subsidiaries, or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Corporation in the same proportion as their ownership of stock in the Corporation immediately prior to such acquisition.

     (d) "Chief Executive Officer" means the chief executive officer of the Corporation, unless otherwise specified.

     (e) "Code" means the Internal Revenue Code of 1986, as amended.

     (f) "Committee" means the Executive Resource and Nominating Committee of the Board of Directors or any other committee designated by the Board of Directors which is responsible for administering the Plan.

     (g) "Corporation" means National Service Industries, Inc. and its successors.

     (h) "Division" means a separate business operating unit of the Corporation with respect to which separate performance goals are established hereunder.

     (i) "Incentive Award" or "Award" means the bonus awarded to a Participant under the terms of the Plan.

     (j) "Maximum Award" means the maximum percentage of Base Annual Salary which may be paid based upon the Relative Performance during the Plan Year.

     (k) "Named Executive Officer" means a Participant who as of the date of payment of an Incentive Award is one of the group of "covered employees" under Code Section 162(m) and the regulations thereunder.

     (l) "Participant" means an employee of the Corporation, a Division or an affiliate who is designated by the Committee to participate in the Plan.

     (m) "Personal Performance Goals" means the goals established for each Participant each year to improve the effectiveness of the Participant's area of responsibility as well as the Corporation as a whole.

     (n) "Plan Rules" means the guidelines established annually by the Committee pursuant to Section 4, subject to ratification by the Board of Directors.

     (o) "Plan Year" means the twelve month period which is the same as the Corporation's fiscal year. The initial Plan Year shall be September 1, 1994 through August 31, 1995.

     (p) "Relative Performance" means the extent to which the Corporation, or designated Division, as applicable, achieves the performance measurement criteria set forth in the Plan Rules.

     (q) "Target Award" means the percentage (which may vary among Participants and from Plan Year to Plan Year) of Base Annual Salary which will be paid to a Participant as an Incentive Award if the performance measurement criteria applicable to the Participant for the Plan Year is achieved, as reflected in the Plan Rules for such Plan Year.

     (r) "Threshold Award" means the percentage of Base Annual Salary which may be paid based on the minimum acceptable Relative Performance during the Plan Year.

4. ADMINISTRATION OF THE PLAN

     The Plan will be administered by the Committee, subject to its right to delegate responsibility for administration of the Plan as it applies to Participants other than Named Executive Officers pursuant to Section 8. The Committee will have authority to establish Plan Rules with respect to the following matters, subject to the right of the Board of Directors to ratify such Plan Rules:

          (a) the employees who are to become Participants in the Plan;

          (b) the Target Award, Maximum Award and Threshold Award that can be granted to each Participant and the method for determining such award, which the Committee may amend from time to time;

          (c) performance targets and the measurement criteria to be used in determining the Corporation's or a Division's Relative Performance, which will include one or more of the following, as determined by the Committee each year: net income, earnings per share, return on equity, return on assets (or net assets), profit before taxes, market value of the Corporation's stock, and total shareholder return; and

          (d) the time or times and the conditions subject to which any Incentive Award may become payable.

     The Plan Rules will be adopted by the Committee prior to, or as soon as practical after, the commencement of each Plan Year. Subject to the provisions of the Plan and the Committee's right to delegate its responsibilities, the Committee will also have the discretionary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the Plan. The determinations of the Committee on the matters referred to in paragraphs (a) through (d) of this Section 4 shall be submitted at least annually to the Board of Directors for its consideration and ratification. For Participants who are not Named Executive Officers, the Committee may in its discretion establish performance measures not listed in this Section 4 without obtaining shareholder approval.

5. PARTICIPATION

     Eligibility for participation in the Plan is limited to executive officers of the Corporation and certain other executives of the Corporation and its Divisions or affiliates who hold key management and staff positions. From among those eligible and based upon the recommendations of the Chief Executive Officer and other designees, the Committee will designate by name or position the Participants each Plan Year. Any employee who is a Participant in one Plan Year may be excluded from participation in any other Plan Year. If, during the Plan Year, a Participant other than a Named Executive Officer changes employment positions to a new position which corresponds to a different award level, the Committee may, in its discretion, adjust the Participant's award level for such Plan Year. The Committee may, in its discretion, designate employees who are hired after the beginning of the Plan Year as Participants for such Plan Year and as eligible to receive full or partial Incentive Awards for such year.

6. INCENTIVE AWARDS

  6.1 DETERMINATION OF AMOUNT OF INCENTIVE AWARDS

     At the end of each Plan Year, the Committee shall certify the extent to which the performance targets and measurement criteria established pursuant to
Section 4 have been achieved for such Plan Year based upon information prepared by the Corporation's finance department. Subject to the right to decrease an award as described in the next paragraph, the Participant's Incentive Award shall be computed by the Committee based upon the achievement of the established performance targets, measurement criteria and the requirements of the Plan. The Committee may in determining whether performance targets have been met adjust the Corporation's financial results to exclude the effect of unusual charges or income items, including gains and losses resulting from divestitures, currency fluctuations or changes in accounting, which are distortive of results year over year (either on a segment or consolidated basis); provided, that for purposes of determining the Incentive Awards of Named Executive Officers, the Committee shall exclude unusual items whose exclusion has the effect of increasing Relative Performance if such items constitute "extraordinary items" under generally accepted accounting principles. In addition, the Committee will adjust its calculations to exclude the unanticipated effect on financial results of changes in the Code or other tax laws, or the regulations relating thereto.

     The Committee may, in its discretion, decrease the amount of a Participant's Incentive Award for a Plan Year based upon such factors as it may determine, including the failure of the Corporation or a Division to meet certain performance goals or of a Participant to meet his Personal Performance Goals. The factors to be used in reducing an Incentive Award may be established at the beginning of a Plan Year and may vary among Participants.

     In the event that the Corporation's or a Division's performance is below the performance thresholds for the Plan Year and the Incentive Awards are reduced or cancelled, the Committee may in its discretion grant Incentive Awards to deserving Participants, except for Participants who are Named Executive Officers.

     The Plan Rules and Incentive Awards under the Plan shall be administered in a manner to qualify payments under the Plan to the Named Executive Officers for the performance-based exception under Code Section 162(m) and the regulations thereunder, except where the Board of Directors determines such compliance is not necessary. The maximum Incentive Award that may be paid to an individual Participant for a Plan Year shall be the amount which when added to the Participant's Base Annual Salary for such Plan Year totals an aggregate of $1.5 million.

  6.2 ELIGIBILITY FOR PAYMENT OF INCENTIVE AWARD

     No Participant will have any vested right to receive any Incentive Award until such date as the Board of Directors has ratified the Committee's determination with respect to the payment of individual Incentive Awards, except where the Committee determines such ratification is not necessary. No Incentive Award will be paid to any Participant who is not an active employee of the Corporation, a division or an affiliate at the end of the Plan Year to which the Incentive Award relates; provided, however, at the discretion of the Committee or its designee (subject to ratification by the Board of Directors, where required), partial Incentive Awards may be authorized by the Committee to be paid to Participants (or their beneficiaries) who are terminated without cause or who retire, die or become permanently and totally disabled during the Plan Year. No Participant entitled to receive an Incentive Award shall have any interest in any specific asset of the Corporation, and such Participant's rights shall be equivalent to that of a general unsecured creditor of the Corporation.

  6.3  PAYMENT OF AWARDS

     Payment of the Incentive Awards will be made as soon as practicable after their determination pursuant to Sections 6.1 and 6.2, subject to a Participant's right to defer payment pursuant to applicable deferred compensation plans of the Corporation. Payment will generally be made in a lump sum in cash, unless the Committee otherwise determines at the beginning of the Plan Year.

7. DELEGATION OF AUTHORITY BY THE COMMITTEE

     Notwithstanding the responsibilities of the Committee set forth herein, the Committee may delegate to the Chief Executive Officer or others all or any portion of its responsibility for administration of the Plan as it relates to Participants other than Named Executive Officers. Such delegation may include, without limitation, the authority to designate employees who can participate in the Plan, to establish Plan Rules, to interpret the Plan, to determine the extent to which performance criteria have been achieved, and to adjust Incentive Awards payable. In the case of each such delegation, the administrative actions of the delegate shall be subject to the approval of the person within the Corporation to whom the delegate reports (or, in the case of a delegation to the Chief Executive Officer, to the approval of the Committee).

8. CHANGE IN CONTROL

     Upon the occurrence of a Change in Control, unless the Participant otherwise elects in writing, the Participant's Incentive Award for the Plan Year, determined at the Target Award level (without any reductions under Section 6.1) shall be deemed to have been fully earned for the Plan Year, provided that the Participant shall only be entitled to a pro rata portion of the Incentive Award based upon the number of days within the Plan Year that had elapsed as of the effective date of the Change in Control. The Incentive Award amount shall be paid in cash within thirty (30) days of the effective date of the Change in Control.

9.  BENEFICIARY

     Each Participant will designate a person or persons to receive, in the event of death, any Incentive Award to which the Participant would then be entitled under Section 6.2. Such designation will be made in the manner determined by the Committee and may be revoked by the Participant in writing. If a Participant fails effectively to designate a beneficiary, then the estate of the Participant will be deemed to be the beneficiary.

10. WITHHOLDING OF TAXES

     The Corporation shall deduct from each Incentive Award the amount of any taxes required to be withheld by any governmental authority.

11. EMPLOYMENT

     Nothing in the Plan or in any Incentive Award shall confer (or be deemed to confer) upon any Participant the right to continue in the employ of the Corporation, a Division or an affiliate, or interfere with or restrict in any way the rights of the Corporation, a Division or an affiliate to discharge any Participant at any time for any reason whatsoever, with or without cause.

12. SUCCESSORS

     All obligations of the Corporation under the Plan with respect to Incentive Awards granted hereunder shall be binding upon any successor to the Corporation, whether such successor is the result of an acquisition of stock or assets of the Corporation, a merger, a consolidation or otherwise.

13. TERMINATION AND AMENDMENT OF THE PLAN; GOVERNING LAW

     The Committee, subject to the ratification rights of the Board of Directors, has the right to suspend or terminate the Plan at any time, or to amend the Plan in any respect, provided that no such action will, without the consent of a Participant, adversely affect the Participant's rights under an Incentive Award approved under Section 6.2. The Plan shall be interpreted and construed under the laws of the State of Georgia.

                                   NATIONAL
                          (Logo)   SERVICE
                                  INDUSTRIES

         NATIONAL SERVICE INDUSTRIES, INC. ANNUAL STOCKHOLDERS MEETING
                                JANUARY 4, 1995

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned does hereby appoint D. RAYMOND RIDDLE, DON W. HUBBLE, and KENYON W. MURPHY and each of them proxies of the undersigned with full power of substitution in each of them to vote at the annual meeting of stockholders of the Corporation to be held on January 4, 1995 at 10:00 A.M., and at any and all adjournments thereof, with respect to all shares which the undersigned would be entitled to vote, and with all powers which the undersigned would possess if personally present, as follows, and in their discretion upon all other matters brought before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR:

      1.   Election of Directors: FOR all        WITHHOLD VOTE for all nominees
           nominees listed below / /             listed below / /
                               (except as indicated to the contrary below)
           D. Raymond Riddle, John L. Clendenin, Jesse Hill, Jr., Robert M. Holder,
           Jr., Don W. Hubble, F. Ross Johnson, James C. Kennedy, Donald R. Keough,
           Bryan D. Langton, David Levy, Bernard Marcus, John G. Medlin, Jr., Betty
           L. Siegel, and Erwin Zaban.
           (Instruction: To withhold authority to vote for any nominee, write that nominee's name in the space provided below.)

           -------------------------------------------------------------------------

    2. Approval of National Service Industries, Inc. Management Compensation and Incentive Plan.

                    FOR / /      AGAINST / /      ABSTAIN / /

    3. Ratification of appointment of Arthur Andersen & Co. as independent auditors for the Corporation.

                    FOR / /      AGAINST / /      ABSTAIN / /

                  (continued and to be signed on reverse side)

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

                                               Dated______________________, 1994

                                               _________________________________

                                               _________________________________
                                               Please date this proxy and sign
                                               above exactly as your name, or
                                               names, appear hereon. Where there
                                               is more than one owner, each must
                                               sign. When signing in fiduciary
                                               or representative capacity,
                                               please give full title.

                          GRAPHIC MATERIAL APPENDIX



        The following graphic or image material appears in the paper format version of this proxy statement:

        1. On pages 2 through 4, a photograph of each of the nominees for director.

        2. On page 9, the Performance Graph described and interpreted in tabular/chart form under that heading within this filing.